Exhibit 23.1

AUDIT ALLIANCE LLP®
A Top 18 Audit Firm
10 Anson Road, #20-16 International Plaza, Singapore 079903.

UEN: T12LL1223B GST Reg No: M90367663E Tel: (65) 6227 5428
Website: www.allianceaudit.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated July 31, 2026, with respect to the financial statements of Arca Nova Acquisition Corp, as of May 31, 2026 and for the period from April 8, 2026 (Date of incorporation) to May 31, 2026 in this Registration Statement on Form S-1 and the related Prospectus of Arca Nova Acquisition Corp filed with the Securities and Exchange Commission.

Singapore

October 2, 2026